Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS ISSUES THIRD QUARTER RESULTS
Sales and Comp Store Sales continue to increase

Sunbury, PA (October 31, 2014) - Weis Markets, Inc. (NYSE:WMK) today announced its third quarter sales increased 3.4% to $683.9 million while its comparable store sales increased 2.6% compared to the same period in 2013.

The Company's third quarter net income increased 17.2% to $13.7 million compared to $11.7 million for the same period in 2013. During the same period, its earnings per share increased to $0.51 compared to $0.43 in 2013.

"Our company continues to make progress in a market impacted by a stagnant economy. We attribute our increased sales to our continued investments in lower pricing and disciplined sales building programs. Our results also benefited from increased operational efficiencies and improved in-stock conditions at store level," said Jonathan Weis, Weis Markets' President and CEO. "As a result, we are generating an increased customer count and higher sales per customer. It is also important to note that we continue to achieve these sales increases despite a significant amount of self-imposed grocery deflation. We hope to build on our sales momentum in the fourth quarter, particularly during the key holiday sales period."

The Company's third quarter net income benefited from a favorable comparison to the same period in 2013 when its net income was impacted by $8.2 million in one-time charges related to an executive severance agreement and the impairment loss for four properties.

Year-to-Date
The Company's year-to-date sales increased 2.8% to $2.1 billion while comparable store sales are up 1.4% for the year compared to the same period in 2013. The Company's year-to-date net income totaled $41.3 million, down 26.3%. During the same period, the Company's earnings per share totaled $1.53, compared to $2.08 per share in 2013.

# # #

About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter - 2014
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	September 27, 2014	September 28, 2013	(Decrease)
Net Sales	$683,893,000	$661,412,000	3.4%
Income Before Income Taxes	20,301,000	18,973,000	7.0%
Provision for Income Taxes	6,594,000	7,281,000	(9.4)%
Net Income	$13,707,000	$11,692,000	17.2%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.51	$0.43	$0.08

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	September 27, 2014	September 28, 2013	(Decrease)
Net Sales	$2,062,894,000	$2,006,196,000	2.8%
Income Before Income Taxes	63,451,000	90,308,000	(29.7)%
Provision for Income Taxes	22,180,000	34,308,000	(35.4)%
Net Income	$41,271,000	$56,000,000	(26.3)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.53	$2.08	$(0.55)